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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) March 27, 2003

                                 WRC MEDIA INC.
             (Exact name of registrant as specified in its chapter)

                      Delaware                                333-96119                       13-4066536
            (State or other jurisdiction                     (Commission                    (IRS Employer
                  of incorporation                          File Number)                 Identification No.)

                         512 Seventh Avenue, 22nd Floor, New York, NY                           10018
                           (Address of principal executive offices)                           (Zip Code)
             Registrant's telephone number, including area code (212) 768-1150

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On March 26, 2003, at an investor conference call, Martin E. Kenney, WRC Media Inc.'s President issued a statement which is attached as an Exhibit hereto.

Item 7. Financial Statements and Exhibits.

Exhibit No.         Exhibit
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   99.1             Statement of Martin E. Kenney on March 26, 2003
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                                  WRC MEDIA INC.
                                                   (Registrant)

Date: March 27, 2003                 By:__________________________________
                                        Name:  Richard Nota
                                        Title: Vice President, Finance


                                INDEX TO EXHIBITS

Exhibit No.         Exhibit
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   99.1             Statement of Martin E. Kenney on March 26, 2003

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Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the fourth quarter-- and for the full year ended December 31, 2002. Also in attendance with me today are Bob Lynch, WRC's COO and Rick Nota, WRC's VP, Finance.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the current competitive and economic environment.

2002 has been an extremely difficult year for the education funding market.
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As you all probably know, during 2002, the education market experienced multiple shocks:

    o The faltering economy has significantly impacted state budgets; 40 states are currently battling budget shortfalls totaling nearly $40 billion in fiscal 2002. Education budgets, which typically represent over 20% of state budgets, have suffered as a result. School districts nationwide are in debt in excess of $200 billion dollars.

    o This weak environment is expected to continue into 2003, with over 20 states expecting negative growth in 2003; only Arizona, Colorado, Illinois, and Ohio exempted their K-12 budget from cuts. Also, state budgets generally tend to lag private sector recovery by as much as 12-18 months.

    o The No Child Left Behind Act was passed in 2002, which will result in a 20% increase in federal funding; most of this funding will not be available until later this year. New guidelines to qualify for federal funding have also delayed purchase decisions. Under these new guidelines:

        o   More federal funds will now flow through states

        o There is a change in the mix for formula-based grants and competitive grants which will require districts to change the way they seek and receive funding from states

        o The federal government has given state guidelines for distributing funds and each of the states is defining the rules to satisfy these guidelines


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        o   The federal government's new requirements, like the need for professionals with a minimum two-year degree and the emphasis on scientifically based programs, are continuing to cause some confusion at the school level

        o All these changes are causing delays in the movement of money from the federal and state sources to the district level

According to the Association of American Publishers and Goldman Sachs Research estimates there was a significant decline in K-12 instructional materials spending in 2002 [-4%], with modest improvement projected in 2003 [2%]. However, supplemental software spending, specifically for online courseware, which represents only a small segment of the sector currently, is expected to show improvement with the eventual release of federal funding later in the year. In the medium term, while secondary enrollment is expected to decline, elementary enrollment will continue to grow. With elementary education representing a significantly higher percentage of the market, coupled with the fact that elementary schooling tends to be eligible for more funding, the overall fundamentals of the industry continue to be strong.

Fourth Quarter Financial Review
-------------------------------

WRC Media's consolidated EBITDA (excluding unrestricted subsidiaries) for the fourth quarter ended December 31, 2002 was $17.3 million, $2.6 million or 13.1% lower than the same period last year, on revenue of $62.8 million, which was $7.6 million or 10.8% lower than in 2001. In the fourth quarter, WRC's revenue was lower as a result of the continuing difficult education funding environment. As I previously mentioned, K-12 funding continues to be impacted by growing state budget deficits. According to the National Governors Association, states face a possible collective budget shortfall of $40 billion by the end of the fiscal year. Although the federal money for education has increased over the previous year, especially for education technology initiatives, this greater federal funding was not enough to offset reduced state education funding in 2002.


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At AGS, sales increased approximately $200 thousand, or 1.8%, to $11.7 million in the fourth quarter primarily due to higher sales of assessment products. Assessment product sales increased 5.3% in the fourth quarter compared to the same period in 2001.

At Weekly Reader, sales increased approximately $300 thousand or 1.8% to $19.1 million in the fourth quarter primarily due to higher revenue at Weekly Reader's subsidiary, Lifetime Learning Systems. Lifetime Learning Systems, which sell sponsored educational materials into the school market, has been affected by the general decline in media advertising spending in 2002 but in the fourth quarter its sales rebounded - posting $400 thousand or nearly 20% higher revenue compared to the same period in 2001. The higher sales at Lifetime Learning Systems was driven by sales from new customers.

At World Almanac Education Group, sales decreased approximately $3.6 million or 18.3% in the fourth quarter primarily from lower sales at World Almanac's Library Services division and a decline in World Almanac Book sales. Sales at World Almanac Library Services declined $2.1 million or 27.9% in the fourth quarter compared to the same period in 2001 due to continuing weak environment for school library funding. This sales decline occurred in spite of various sales improvement tactics - 50% discount offers, "early bird" discounts, and kit insert promotions with Weekly Reader. A Key initiative for 2003 will be to continue the ramp-up of telesales operations to maximize sales opportunities in a continuing difficult market. World Almanac Books sales declined $1.1 million or 22.7% in the fourth quarter primarily due to lower performance by its wholesale distributor in placing World Almanac 2003 in the non-trade retail accounts. A Key objective for 2003 is to improve upon the placement in non-trade retail segment. driven by the weak library market conditions caused by state budget shortfalls. Public and school libraries are typically among the first institutions on the chopping block because legislators often think they're something you can do without or make up in some other way. The American Library Association has characterized the current library-funding environment as ominously reminiscent of the early 1990's, when library funding in the President's budget plummeted from $137.2 million in 1990 to $35 million in 1993.


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At CompassLearning, sales decreased approximately $4.4 million, or 22.1%, to
$15.4 million in the fourth quarter due primarily to lower sales of software and professional development. New software sales decreased 17.4% in the fourth quarter compared to the same period in 2001. CompassLearning has been the most affected by the difficult funding situation, as the primary funding source which schools typically access to purchase CompassLearning software is federal Title 1 funding. Professional development was lower due to softness in software sales; the Company is focusing on a more generic professional training approach, moving away from face-to-face training, to increase productivity and profitability. Gross margin has increased from 22% in 2000 to Gross Margin of 30% in 2002. This increase is attributed to Pricing increases in conjunction with Training CD's and On-line training offerings in lieu of on site educational consultants.


2002 Full Year Results
----------------------

WRC Media consolidated EBITDA (excluding unrestricted subsidiaries) for the year ended December 31, 2002 of $53.0 million was lower than the prior year by $3.2 million or 5.8%. The lower EBITDA was primarily driven by lower sales of CompassLearning's software partially offset by lower operating costs and expenses resulting from the Company's restructuring plan implemented in 2002.

WRC Media's consolidated revenue for the year ended December 31, 2002 decreased 9.3%, to approximately $210.0 million. This decrease was primarily due to a decrease in sales at CompassLearning of $17.3 million, or 25.3%, to $51.2 million for the year ended December 31, 2002 combined with a decrease in sales at Weekly Reader Corporation of $5.7 million, or 3.5%, to $156.5 million for the year ended December 31, 2002. The decrease in sales at Weekly Reader Corporation was due to (1) a decrease in sales at World Almanac of $4.0 million, or 6.9% to $54.0 million for the year ended December 31, 2002; (2) a decrease in sales at Weekly Reader, not including World Almanac and American Guidance, of $2.7 million, or 5.7% for the year ended December 31, 2002 to $44.6 million; partially offset by (3) an increase in sales at American Guidance Service of $1.1 million, or 1.9%, to $57.9 for the year ended December 31, 2002. ChildU net sales increased significantly by $1.5 million, or 184.8%, to $2.3 million for the year ended December 31, 2002. This increase in sales was driven by greater revenue from ChildU's on-line software products which received greater market acceptance resulting in part from the increase in the number of schools connected to the Internet in 2002 compared to the prior year.


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For the year ended December 31, 2002, income from operations increased $32.7 million, or 252.5%, to $19.8 million, versus a loss from operations of $12.9 million in 2001. This increase was primarily due to lower amortization of goodwill and intangible assets of $44.9 million, partially offset by $14.8 million lower gross profit driven by the lower sales discussed above. The significant decrease in amortization of goodwill and intangible assets was primarily due to a decrease in amortization of goodwill and intangibles with indefinite lives resulting from the Company's adoption of SFAS No. 142 in 2002, which requires that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather be tested at least annually for impairment. The Company completed the transitional goodwill impairment test during the second quarter ended June 30, 2002 resulting in an impairment charge of $72.0 million, which was recorded as a cumulative effect of an accounting change as of January 1, 2002. In December 2002, the Company completed its first annual re-assessment of its goodwill and intangible assets with indefinite lives and noted no further impairment. This review was performed using estimates of future cash flows. Management believes that the estimates of future cash flows and fair value are reasonable; however, future changes in estimates of such cash flows and fair value could affect the evaluations.

Net loss increased by $46.9 million, or 96.8% for the year ended December 31, 2002 to $95.4 million from $48.5 million in 2001 primarily due to the $37.7 million of net non-cash charges resulting for the Company's adoption of SFAS No. 142 described above (comprised of the $72.0 million non-cash impairment charge recorded as a cumulative effect of an accounting change, $10.7 million of non-cash tax provision partially offset by $45.0 million lower amortization of goodwill).


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As of December 31, 2002, WRC Media Inc.'s cash balance was $9.1 million (which included $1.1 million of cash restricted to fund WRC Media's unrestricted subsidiary) and consolidated debt was $273.9 million. During the year ended December 31, 2002, WRC Media Inc. made scheduled principal payments of $6.2 million on its senior credit facilities and as of December 31, 2002, there were no outstanding advances under our revolving credit facility. Capital expenditures (including prepublication costs) for the year ended December 31, 2002 were $11.1 million.

Outlook
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Our outlook indicates the operating environment will continue to be challenging at least through the first-half of 2003. As a result, we have taken appropriate steps to protect our bottom-line by implementing a restructuring plan in the fourth quarter which included a workforce reduction and consolidation of facilities. While these steps negatively impacted our fourth quarter EBITDA performance by approximately $1.4 million, the restructuring and realignment measures will enhance the overall competitive position of the Company and protect future profitability. The 2002 restructuring initiative is expected to generate at least $9.0 million in ongoing savings for the Company. We believe that once market conditions improve, our quality brands - Weekly Reader, the World Almanac, AGS, and Gareth Stevens children's books, which are recognized among the richest source of learning materials and reference data in the world - will continue to lead in the marketplace. We are cautiously optimistic that school administrators will increase their spending of federal dollars which must be utilized by the end of the current school year. Once school spending does increase, we believe that our extensive pipeline of new products will result in improvement to our top-line performance. All of our sales and marketing efforts continue to be geared to immediately seize the opportunities presented under the new guidelines of the Elementary and Secondary Education Act as well as the provisions of the "No Child Left Behind Act," especially our divisions which emphasize reading, test prep and assessment. We continue to make prudent investments in new textbooks and test development at AGS, as well as in new proprietary titles at Gareth Stevens (48 new titles to be released in 2003) and expanding CompassLearning's web-based platform. Our new Literacy for Success product is an intermediate reading solution and will be an extension of our K-3 reading solution and incorporate content from AGS, CompassLearning and Weekly Reader (Content includes AGS' GRADE, Compass Learning's C-PAS, CompassLearning Reading, CompassLearning Language Arts and Weekly Reader.com). The market for reading improvement is extensive and will benefit from the new education act. At CompassLearning, the Company's pipeline is robust--the most robust in its history. However, the uncertainty of the economy and its continuing impact on state funding continues to be a concern. It is our strategy to capitalize on this changing marketplace and buyer uncertainty by providing a product and service solution, both web and server delivered - that is scalable to the customer's needs - and able to capture all levels of available funding. Our strategic initiatives include accessing new sales channels and non-traditional funding sources such as not-for-profit foundations with a comprehensive state wide model proposal - for electronic and print delivery - both to prepare students for "high stakes" tests and insure corrective instruction for all early readers. Regardless of the top line, we will continue to manage to our bottom line targets as we have done successfully in the past, through a continued focus on controlling our operating costs. In the long run, the new guidelines for education funding which emphasize reading, test prep and assessment, as well as the requirement that supplemental materials be scientifically research-based continue to bode well for WRC Media.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.